Exhibit 2.2

150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation
(PURSUANT TO NRS 78.1955)

Filed in the office of	Document Number **20190202100-07**
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time **05/08/2019 9:15 AM**
	Entity Number **C21370-2003**

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Manufactured Housing Properties Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

A series of 4,000,000 shares of Preferred Stock, $0.01 par value per share, designated as Series A Cumulative Convertible Preferred Stock. The relative rights, preferences and limitations of shares of the Series A Cumulative Convertible Preferred Stock are set forth on Exhibit A to this Certificate of Designation.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Designation
Revised: 1-5-15

EXHIBIT A

MANUFACTURED HOUSING PROPERTIES INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 78.1955 OF THE
NEVADA REVISED STATUTES

 Manufactured Housing Properties Inc., a Nevada corporation (the “Corporation”), does hereby certify that, pursuant to the authority contained in its Amended and Restated Articles of Incorporation, as amended, and in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes, the board of directors of the Corporation (the “Board of Directors”) has adopted the following resolution creating the following series of the Corporation’s Series A Cumulative Convertible Preferred Stock and determined the voting powers, designations, powers, preferences and relative, participating, optional, or other special rights, and the qualifications, limitations, and restrictions thereof, of such series:

RESOLVED, that the Board of Directors does hereby provide for the issuance of the following series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Common Stock” means the Corporation’s common stock, par value $0.01 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Deemed Liquidation Event” means each of the following events unless the Requisite Holders elect otherwise by written notice sent to the Corporation at least ten (10) days prior to the effective date of any such event: (a) a merger or consolidation in which (i) the Corporation is a constituent party, or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

“Holder” means a holder of shares of Series A Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Requisite Holders” means holders of a majority of the issued and outstanding shares of Series A Preferred Stock.

“Series A Original Issue Date” means the date on which the applicable Series A Preferred Stock was issued.

“Series A Original Issue Price” means $2.50 per share.

Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as Series A Cumulative Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), and the number of shares so designated shall be Four Million (4,000,000), which shall not be subject to increase without the written consent of the Requisite Holders. Each share of Series A Preferred Stock shall have a stated value equal to the Series A Original Issue Price.

Section 3. Ranking. The Series A Preferred Stock will, with respect to rights to receive dividends and to participate in distributions or payments upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to the Common Stock and any other class of securities hereafter authorized that is specifically designated as junior to the Series A Preferred Stock (the “Junior Securities”) and (b) on parity with any class or series of capital stock of the Corporation expressly designated as ranking on parity with the Series A Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, other than the capital stock referred to in clause (a) (the “Parity Securities”). Accordingly, notwithstanding anything else to the contrary contained herein, any dividend, redemption, put or other payments required to be made to a Holder hereunder may not be made during periods when the Corporation is in default under similar payments required to be made under the terms of Parity Securities.

Section 4. Dividends.

(a) Dividends in General. Each Holder of Series A Preferred Stock shall be entitled to receive cumulative dividends in the amount of $0.017 each month on each share of Series A Preferred Stock held by such Holder, which is equivalent to eight percent (8%) of the Series A Original Issue Price, from the Series A Original Issue Date of such share or the Dividend Payment Date for which a dividend has been paid, as applicable. Dividends which have accrued as of any applicable date with respect to the Series A Preferred Stock and remain unpaid as of such date are referred to herein as “Accrued Dividends.”

(b) Payment of Dividends. Dividends shall accrue and be cumulative on each share of the Series A Preferred Stock commencing on the Series A Original Issue Date of such share or the Dividend Payment Date for which a dividend has been paid, as applicable. Accrued Dividends shall be computed and paid by the Corporation to the Holders or accrued monthly on the 1st day of each month, or if any such date is not a Business Day, on the Business Day next succeeding such day (each such date, regardless of whether any dividends have been paid or declared and set aside for payment on such date, a “Dividend Payment Date”). All dividends shall be paid in lawful money of the United States of America to each Holder in whose name the Series A Preferred Stock is registered as set forth on the books and records of the Corporation. Such payments shall be made by wire transfer of immediately available funds to the account such Holder may from time to time designate by written notice to the Corporation or by Corporation check, without any deduction, withholding or offset for any reason whatsoever except to the extent required by law.

(c) Additional Provisions. Except as otherwise permitted with the consent of the Requisite Holders:

(i) So long as any shares of Series A Preferred Stock are outstanding, except as described in the immediately following sentence and Section 5(b) below, no dividends shall be authorized and declared or paid or set apart for payment on any series or class or classes of Parity Securities for any period unless full cumulative dividends have been declared and paid or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Stock for all prior dividend periods. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends authorized and declared upon the Series A Preferred Stock and all dividends authorized and declared upon any other series or class or classes of Parity Securities shall be authorized and declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series A Preferred Stock and such Parity Securities. In the event that any dividends payable on Parity Securities are paid, such dividends shall be paid ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series A Preferred Stock and such Parity Securities.

(ii) So long as any shares of Series A Preferred Stock are outstanding, no dividends (other than dividends or distributions paid solely in Junior Securities of, or in options, warrants or rights to subscribe for or purchase, Junior Securities) shall be authorized and declared or paid or set apart for payment or other distribution authorized and declared or made upon Junior Securities, nor shall any Parity Securities or Junior Securities be redeemed, purchased or otherwise acquired for any consideration (other than a redemption, purchase or other acquisition of Common Stock made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Corporation or any subsidiary) by the Corporation, directly or indirectly (except by conversion into or exchange for Junior Securities), unless in each case full cumulative dividends on all outstanding shares of Series A Preferred Stock and any Parity Shares at the time such dividends are payable shall have been paid or set apart for payment for all past dividend periods with respect to the Series A Preferred Stock and all past dividend periods with respect to such Parity Securities.

(iii) Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

Section 5. Liquidation.

(a) Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation Event”) or Deemed Liquidation Event, the Holders of Series A Preferred Stock then outstanding shall be entitled to be paid a liquidation preference out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, but pari passu with the holders of shares of Parity Securities on a pro rata basis (as provided in Section 4 above) in an amount per share equal to the Series A Original Issue Price, plus any Accrued Dividends. The Corporation shall provide written notice of any Liquidation Event or Deemed Liquidation Event promptly to each Holder, and not less than 15 days prior to the payment date stated therein.

(b) Insufficient Assets. If upon any such Liquidation Event or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Holders the full amount to which they shall be entitled under this Section 5, the Holders shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Section 6. Voting Rights. As long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of at least two-thirds of Holders, voting together as a class, (a) authorize or issue any class or series of equity securities ranking senior in rights to the Series A Preferred Stock with respect to dividend and other distribution rights, preference or other rights on redemption, liquidation, dissolution or winding-up of the Corporation (other than in connection with the acquisition of assets in a transaction that is approved by the Requisite Holders) or (b) amend its Amended and Restated Articles of Incorporation (whether by merger, consolidation, or otherwise) to materially and adversely alter or change the powers, preferences or rights given to the Series A Preferred Stock or alter or amend this Certificate of Designation in a manner that materially and adversely alters or changes the powers, preferences or rights given to the Series A Preferred Stock. Except as set forth in this Section 6, Holders of shares of Series A Preferred Stock have no voting rights.

Section 7. Redemption; Put Option.

(a) Redemption Generally. Unless prohibited by Nevada law governing distributions to stockholders, commencing on the fifth (5th) anniversary of the Series A Original Issue Date, any or all of the outstanding shares of Series A Preferred Stock (the “Redemption Shares”) may be redeemed by the Corporation at a price per share equal to $3.75, or 150% of the Series A Original Issue Price (the “Redemption Price”). On each date of such redemption (the “Redemption Date”), the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Series A Preferred Stock owned by each Holder, the Redemption Shares.

(b) Redemption Notice. The Corporation shall send written notice of the redemption (the “Redemption Notice”) to each Holder of record of Series A Preferred Stock not less than forty (40) days prior to each Redemption Date. Each Redemption Notice shall state:

(i) the number of shares of Series A Preferred Stock held by the Holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(ii) the Redemption Date and the Redemption Price; and

(iii) for Holders of shares in certificated form, that the Holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series A Preferred Stock to be redeemed.

(c) Surrender of Certificates; Payment. On or before the applicable Redemption Date, each Holder to be redeemed on such Redemption Date shall, if a Holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the Person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Series A Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Series A Preferred Stock shall promptly be issued to such Holder.

(d) Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the Redemption Date the Redemption Price payable upon redemption of the Redemption Shares is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Series A Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series A Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the Holders to receive the Redemption Price without interest upon surrender of any such certificate or certificates therefor.

(e) Put Option. Commencing on the fifth (5th) anniversary of the Series A Original Issue Date, unless prohibited by Nevada law governing distributions to stockholders, any Holder may, by providing a written request to the Corporation, require the Corporation to purchase some or all of the outstanding shares of Series A Preferred Stock held by such Holder at a price per share equal to $3.75, or 150% of the Series A Original Issue Price (the “Repurchase Price”), and the Corporation shall promptly purchase such shares of Series A Preferred Stock so specified and owned by the Holder thereof. Any such written request shall be accompanied by, the certificate or certificates representing such shares (or, if such registered Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), and thereupon the Repurchase Price for such shares shall be payable to the order of the Person whose name appears on such certificate or certificates as the owner thereof. In the event that a Holder shall require the Corporation to purchase a number of shares of Series A Preferred Stock that is less than all of the shares of Series A Preferred Stock represented by a certificate, a new certificate, instrument, or book entry representing the shares of Series A Preferred Stock not so repurchased shall promptly be issued to such Holder.

Section 8. Redeemed or Otherwise Acquired Shares. Any shares of Series A Preferred Stock that are redeemed or repurchased pursuant to Section 7 herein, or otherwise acquired by the Corporation or any of its subsidiaries, shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the Holders of Series A Preferred Stock following redemption.

Section 9. Conversion Rights. The outstanding shares of Series A Preferred Stock shall be convertible into Common Stock as follows:

(a) Conversions Price. The conversion price for the Series A Preferred Stock shall equal $2.50, subject to adjustment herein (the “Conversion Price”).

(b) Optional Conversion.

(i) Each share of Series A Preferred Stock shall be convertible, at any time and from time to time from and after the Series A Original Issue Date at the option of the Holder thereof and without the payment of additional consideration, into that number of shares of Common Stock (the “Conversion Shares”) determined by dividing the Series A Original Issue Price of such share of Series A Preferred Stock by the Conversion Price.

(ii) Each holder of Series A Preferred Stock who elects to convert the same into shares of Common Stock shall give written notice to the Corporation by providing the Corporation with the written notice (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series A Preferred Stock to be converted, the number of shares of Series A Preferred Stock owned prior to the conversion at issue, the number of shares of Series A Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers such Notice of Conversion to the Corporation. Thereupon, the Corporation shall promptly deliver the Conversion Shares required to be delivered by the Corporation to such Holder. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such delivery of shares of Common Stock, and the person entitled to receive the Conversion Shares issuable upon such conversion shall be treated for all purposes as the record holder of the Conversion Shares on such date.

(c) Mandatory Conversion. Notwithstanding anything herein to the contrary, if at any time the trading price of the Corporation’s Common Stock is greater than the Series A Original Issue Price, the Corporation may deliver a written notice to all Holders to cause each Holder to convert all or part of such Holder’s Series A Preferred Stock (as specified in such notice). The Corporation shall promptly deliver the Conversion Shares required to be delivered by the Corporation under this Section 9(c) to each Holder. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such delivery of the Conversion Shares, and the person entitled to receive the Conversion Shares issuable upon such conversion shall be treated for all purposes as the record holder of such shares of the Conversion Shares on such date.

(d) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series A Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

(e) Adjustment Upon Common Stock Event. Upon the happening of a Common Stock Event (as hereinafter defined), the Conversion Price of the Series A Preferred Stock shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price of the Series A Preferred Stock in effect immediately prior to such Common Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price for the Series A Preferred Stock. The Conversion Price for the Series A Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term “Common Stock Event” shall mean (i) the issue by the Corporation of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

(f) Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 5(a), if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Section 9(e), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock shall thereafter be convertible in lieu of the Conversion Shares into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 9(f) with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section 9 (including provisions with respect to changes in and other adjustments of the Series A Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

(g) Reservation of Shares. The Corporation shall at all times reserve and keep available, free from preemptive rights, out of the Corporation’s authorized but unissued shares of capital stock, for issuance upon the conversion of shares of Series A Preferred Stock, a number of the Corporation’s authorized but unissued shares of Common Stock that shall from time to time be sufficient to permit the conversion of all outstanding shares of Series A Preferred Stock.

Section 10. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service or delivered by electronic mail, addressed to the Corporation, at the principal address of the Corporation or such other facsimile number, e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 10(a). Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service or delivered by electronic mail addressed to each Holder at the facsimile number, e-mail address or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day, (iii) the second Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay the liquidation preference and Accrued Dividends, as applicable, on the shares of Series A Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(c) Lost or Mutilated Series A Preferred Stock Certificate. If a Holder’s Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

(d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof.

(e) Amendments; Waiver. This Certificate of Designation may be amended or any provision of this Certificate of Designation may be waived by the Corporation solely with the affirmative vote at a duly held meeting or written consent of the Requisite Holders; provided that an amendment to Section 6 hereof shall require the affirmative vote at a duly held meeting or written consent of two-thirds of the Holders. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders, except that a waiver by the Requisite Holders or two-thirds of the Holders, as applicable, will constitute a waiver of all Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

(f) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(i) Status of Converted or Redeemed Series A Preferred Stock. If any shares of Series A Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Preferred Stock.